                                                               EXHIBIT 11.1

                          OPTIKA IMAGING SYSTEMS, INC.

            STATEMENT RE: COMPUTATION OF PRO FORMA NET INCOME (LOSS)

                          PER COMMON SHARE (UNAUDITED)

                                         YEAR ENDED       SIX MONTHS ENDED
                                          DECEMBER   ---------------------------
                                          31, 1995   JUNE 30, 1995 JUNE 30, 1996
                                         ----------  ------------- -------------
                                                      (UNAUDITED)   (UNAUDITED)
Number of common shares outstanding for
 entire period.........................   2,595,376    2,595,376     2,595,376
Weighted average number of shares of
 mandatorily redeemable convertible
 preferred stock assumed converted to
 common stock at time of issuance......   1,132,817    1,059,287     1,500,464
Common and common equivalent shares
 issued during the twelve month period
 prior to the filing of the Company's
 proposed initial public offering
 calculated using the treasury stock
 method and the assumed initial
 offering price of $10 per share.......   1,082,893    1,132,081       836,954
Weighted average number of dilutive
 common stock equivalent shares
 calculated using the treasury stock
 method................................         --           --        796,856
                                         ----------   ----------    ----------
Pro forma weighted average number of
 common shares outstanding.............   4,811,086    4,786,744     5,729,650
                                         ==========   ==========    ==========
Net income (loss)......................  $ (962,000)  $ (756,000)   $   45,000
                                         ==========   ==========    ==========
Pro forma net income (loss) per common
 share (unaudited).....................  $     (.20)  $     (.16)   $     0.01
                                         ==========   ==========    ==========